Exhibit 12


                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


                                              Three Months Ended              Six Months Ended
                                                   June 30,                       June 30,
                                          --------------------------     --------------------------

                                               2005         2004 (2)          2005         2004 (2)
                                          ----------     -----------     ----------    ------------

Earnings (loss) from continuing operations
 before income taxes, minority interest
 and equity in earnings of associated
 companies                                 $   (7.9)      $    35.8       $  (30.5)      $    79.5
Add:
   Distributed income of associated
    companies                                     -               -            1.0             1.1
   Amortization of capitalized interest         0.1             0.1            0.3             0.2
   Fixed charges                               40.4             6.5           52.8            13.6
Less:
   Capitalized interest                        (0.2)           (0.3)          (0.4)           (0.8)
                                            --------       ---------       --------       ---------
   Earnings as adjusted                    $   32.4       $    42.1       $   23.2       $    93.6

Fixed charges:
   Interest on indebtedness including
       amortized premiums, discounts and
       deferred financing costs            $   39.0       $     5.6       $   50.3       $    11.8
   Portion of rents representative of the
       interest factor                          1.4             0.9            2.5             1.8
                                            --------       ---------       --------       ---------

Fixed charges                              $   40.4       $     6.5       $   52.8       $    13.6

Ratio of earnings to fixed charges              0.8   (1)       6.5            0.4  (1)        6.9
                                            ========       =========       ========       =========


(1) In order to achieve a one-to-one ratio of earnings to fixed charges for the three and six months ended June 30, 2005, earnings would need to increase by $8.0 and 29.6 respectively.

(2) 2004 results were restated to show the effect of FSP 106-2, which was adopted retroactively during the third quarter of 2004, and the retroactive application of the change from the LIFO to the FIFO inventory method which was adopted on January 1, 2005. Refer to Note 1.